Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:
Jon S. Bennett
Vice President and Chief Financial Officer
THE MAJESTIC STAR CASINO, LLC
(702) 388-2224

THE MAJESTIC STAR CASINO, LLC

REDEVELOPMENT PLANS ON HOLD

December 19, 2007, Las Vegas, NV -- In response to inquiries from investors and others, The Majestic Star Casino, LLC (“the Company”) announced today that its plans for the development of new and improved dockside gaming and land based facilities at Buffington Harbor in Gary, Indiana are on hold. At the Buffington Harbor location the Company owns two dockside casino vessels (Majestic Star and Majestic Star II), various land based amenities, including a 300 room hotel and 2,000 space parking garage, over 300 acres of land and the harbor in which the casinos reside. Improvements contemplated one or two gaming vessels that contained the majority of the casino operation on a single floor and new land based amenities, including a possible hotel, to support casino operations.

Kirk Saylor, Chief Operating Officer of the Company, commented as follows: “As we have previously indicated, we have been exploring plans to redevelop our Gary facilities into one or two single level casinos. Weakness in the capital markets, our lack of financial flexibility and an inability to solidify plans has led us to the decision to put the development on hold. As a result, our efforts for the next several months will be devoted principally to enhancing the gaming experience at our Buffington Harbor facilities, while operating as efficiently as possible. We will continue to pursue the transfer of one gaming license to another city within Indiana. Any such transfer will require legislative action and the Company is unable to predict whether such approval can be obtained, and if it is obtained, the feasibility of constructing another casino facility given our current leverage and weakness in the capital markets.”

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, our significant indebtedness; the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility, our 9 ½% senior secured notes and our 9 ¾% senior notes; increased competition in existing markets or the opening of new gaming jurisdictions; failure to meet the financial covenants contained in the Loan and Security Agreement for the $80.0 million credit facility, causing an event of default under the $80.0 million credit facility and a cross default to the 9 ½% senior secured notes and 9 ¾% senior notes; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; union related issues; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes; other adverse conditions, such as adverse economic conditions in the Company’s markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission (“SEC”) or otherwise.

For more on these and other factors, see the Company’s Form 10-K for the year ended December 31, 2006 and its other current and periodic reports filed with the SEC.